Exhibit (d)(17)

Stock Option Agreement

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into, effective as of this 2nd day of November 2013, by and among Alan B. Levan, a natural person (“ABL”), I.R.E. Properties, Inc., a Florida Corporation (“I.R.E. Properties”), Florida Partners Corporation, a Florida corporation (“Florida Partners”), Levan Enterprises, Ltd., a Florida limited partnership (“Levan Enterprises”), Levan BFC Stock Partners LP, a Delaware limited partnership (“Levan BFC Stock Partners” and, collectively with ABL, I.R.E. Properties, Florida Partners and Levan Enterprises, the “Grantors”), and Jarett S. Levan, a natural person (the “Grantee”). References to ABL in this Agreement, including those encompassed within the term Grantors, in each case which relate to any period following ABL’s death shall be deemed to refer to ABL’s estate.

RECITALS

WHEREAS, ABL is the Chairman, Chief Executive Officer and President of BFC Financial Corporation, a Florida corporation (“BFC”), and, who, together with the Vice Chairman of BFC, may be deemed to control BFC by virtue of their collective ownership interest in BFC’s Class A Common Stock, par value $0.01 per share (“BFC Class A Stock”), and BFC’s Class B Common Stock, par value $0.01 per share (“BFC Class B Stock”), which represent a majority of the voting power of the BFC Class A Stock and BFC Class B Stock;

WHEREAS, ABL may also be deemed to control I.R.E. Properties, Florida Partners, Levan Enterprises and Levan BFC Stock Partners;

WHEREAS, ABL is the father of the Grantee; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Grantors and the Grantee desire for the Grantee to have the option, following the death of ABL, to purchase from the Grantors the shares of BFC Class B Stock owned by the Grantors at the time of ABL’s death and any shares of BFC Class B Stock acquired by the Grantors following ABL’s death pursuant to the exercise of stock options held by the Grantors and exercisable at the time of ABL’s death;

NOW THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, the Grantors and the Grantee hereby agree as follows:

AGREEMENT

1. Grant of Stock Options.

(a) Upon the terms and subject to the conditions of this Agreement, the Grantors hereby grant to the Grantee an option (the “Shares Option”), exercisable in whole or in part in accordance with the terms hereof, to purchase the shares of BFC Class B Stock owned by the Grantors at the time of the death of ABL (such shares of BFC Class B Stock, the “Class B Shares”).

(b) In addition, to the extent that any Grantor holds any options or rights to purchase shares of BFC Class B Stock at the time of ABL’s death (“Purchase Rights”) and exercises such Purchase Rights, in whole or in part, following ABL’s death, the Grantee shall have the right, exercisable by the Grantee in whole or in part in accordance with the terms hereof, to purchase from the Grantor any and all of the shares of BFC Class B Stock acquired by the Grantor upon such Grantor’s exercise of the Purchase Rights (the “Purchase Rights Option”). The Purchase Rights Option and the Shares Option are hereinafter referred to, collectively, as the “Options.”

2. Exercise Periods.

(a) The Shares Option shall be exercisable for a period commencing on the date of ABL’s death (the “Shares Option Exercise Commencement Date”) and expiring at 5:00 PM, Eastern time, on the later of (i) the date which is six (6) months following the Shares Option Exercise Commencement Date and (ii) if applicable, the date which is ten (10) calendar days following the Grantee’s receipt of the Valuation Statement (as hereinafter defined). Following the expiration of the exercise period described in the preceding sentence or the earlier termination of this Agreement in accordance with Section 7, the Shares Option or the unexercised portion thereof, if any, shall thereupon automatically terminate and be void and will no longer be exercisable.

(b) Each Purchase Right Option shall be exercisable for a period commencing on the date of exercise, if any, of a Purchase Right by a Grantor (the “Purchase Right Option Exercise Commencement Date”) and expiring at 5:00 PM, Eastern time, on the latest of (i) the date which is sixty (60) calendar days following the Purchase Right Option Exercise Commencement Date, (ii) the date which is six (6) months following the Shares Option Exercise Commencement Date, and (iii) if applicable, the date which is ten (10) calendar days following the Grantee’s receipt of the Valuation Statement (as hereinafter defined). Following the expiration of the exercise period described in the preceding sentence or the earlier termination of this Agreement in accordance with Section 7, each Purchase Right Option or the unexercised portion thereof, if any, shall thereupon automatically terminate and be void and will no longer be exercisable. Each Purchase Right Option will also automatically terminate at such time, if any, as the Purchase Right to which it relates expires unexercised by the applicable Grantor.

3. Exercise Price.

(a) The Grantee may exercise the Options and purchase the Shares, in whole or in part, at a per share exercise price equal to the Per Share Market Price (as hereinafter defined) of the BFC Class B Stock.

(b) For purposes of this Agreement, the “Per Share Market Price” of the BFC Class B Stock shall be deemed to be the average of the daily closing prices of a share of BFC Class A Stock for the ninety (90) consecutive Trading Days (as hereinafter defined) immediately prior to, but not including, the Shares Option Exercise Commencement Date; provided, however, that in the event that the Shares Option Exercise Commencement Date occurs within ninety (90) Trading Days following (i) the ex-dividend date of a dividend or distribution on the BFC Class A Stock payable in shares of BFC Class A Stock or securities convertible into shares of BFC Class A Stock or (ii) the record date of a subdivision, combination or reclassification of the BFC Class A Stock, then, and in each such case, the Per Share Market Price shall be appropriately adjusted to take into account ex-dividend trading or to reflect the market price per share equivalent of the BFC Class A Stock. The closing price for each Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the BFC Class A Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the BFC Class A Stock is listed or admitted to trading or, if the BFC Class A Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date the BFC Class A Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker (the “Market Maker”) making a market in the BFC Class A Stock. If the BFC Class A Stock is not publicly held or not so listed or traded, or is not the subject of available bid and asked quotes, the Per Share Market Price of the BFC Class B Stock shall mean the fair value per share of BFC Class A Stock as determined by an independent third party valuation analyst (the “Valuation Analyst”), whose determination shall be described in a written statement (the “Valuation Statement”) to be furnished to each of the Grantors and the Grantee. The Market Maker or the Valuation Analyst, as applicable, shall be appointed by mutual agreement of the Grantee and the authorized representative of ABL’s estate within sixty (60) calendar days following the Shares Option Exercise Commencement Date.

(c) For purposes of this Agreement, “Trading Day” shall be deemed to mean a day on which the principal national securities exchange or automated quotation system on which the shares of BFC Class A Stock are listed or admitted to trading is open for the transaction of business.

4. Procedure for Exercise; Payment of Exercise Price.

(a) The Options may be exercised by written notice executed by the Grantee and delivered to each Grantor from which the Grantee desires to purchase the Shares at any time prior to the expiration of the applicable exercise period, as set forth in Section 2. Each written notice of exercise shall specify the number of Shares desired to be purchased from the Grantor and the manner of paying the exercise price for such Shares (as set forth in Section 4(b)). Each written notice of exercise shall also be accompanied by payment of the exercise price, if any, required to be made at the time of delivery of the written exercise notice and/or, to the extent any portion of the exercise price is to be paid in the future pursuant to Section 4(b)(ii), the Note and Security Agreements (as each such term is hereinafter defined), in each case fully executed by the Grantee.

(b) The exercise price for the Shares purchased by the Grantee shall be paid, in the Grantee’s sole discretion, (i) in one lump sum payment to each applicable Grantor at the time of delivery of the written exercise notice to such Grantor or (ii) pursuant to the terms of a promissory note (the “Note”) in favor of the Grantor. Any Note shall have a term of five (5) years, provide for principal payments to be made in five (5) equal annual installments during the term of the Note, provide for interest to accrue on the outstanding balance of the Note at a rate equal to the Wall Street Journal Prime Rate, permit prepayments of the outstanding balance of the Note, in whole or in part, at any time without penalty, and contain such other customary terms and conditions, and otherwise be in form and substance, mutually satisfactory to the Grantee and the applicable Grantor. The Grantee’s payment obligations under the Note shall be secured by the Shares subject to the unpaid portion of the Note, and the Grantee shall execute and deliver to the applicable Grantor such security, pledge and other customary agreements and instruments (the “Security Agreements”) to evidence the same, in each case in form and substance mutually satisfactory to the Grantee and the applicable Grantor. If the Grantee elects to pay any exercise price to ABL’s estate pursuant to a Note and ABL’s estate is fully settled and distributed prior to the Grantee’s making of all required installment payments to the estate, then the Note and the Security Agreements, to the extent unpaid and not released, shall be assigned by the estate to the beneficiaries of the estate in accordance with the settlement and distribution of the estate. Irrespective of whether the exercise price is paid in accordance with clause (i) or (ii) of the first sentence of this Section 4(b), title to and possession of all Shares desired to be purchased by the Grantee pursuant to the written exercise notice shall be vested in the Grantee upon due and valid delivery of the written exercise notice and all payments and documentation required to be made or delivered contemporaneously therewith.

(c) It is expressly agreed and understood by the parties that the Grantee may, but is not obligated to, use proceeds which he receives from ABL’s estate to pay any or all of the exercise price of the Shares he desires to purchase.

(d) Within five (5) calendar days following the Grantee’s delivery of the written exercise notice, each Grantor from whom Shares are purchased shall deliver to the Grantee the original stock certificate(s) representing the Shares so purchased together with a completed and executed Stock Power in substantially the form attached hereto as Exhibit A. Notwithstanding the five (5) calendar day period specified in the preceding sentence, if a stock certificate held by a Grantor represents a greater number of Shares than the number of Shares desired to be purchased from the Grantor by the Grantee, then the Grantor shall promptly coordinate with, and take all actions reasonably required by, the transfer agent for the BFC Class B Stock, or if there is none, BFC, with respect to the issuance to the Grantee of a stock certificate representing the Shares purchased by the Grantee, with the balance certificate issued to the Grantor. For the avoidance of doubt, the preceding sentence does not impact a Grantor’s obligation to deliver, within five (5) calendar days following the Grantee’s delivery of a written exercise notice, a completed and executed Stock Power relating to the Shares purchased by the Grantee from the Grantor.

5. Rights with Respect to the Shares. Nothing contained herein shall be deemed to entitle the Grantee to any of the rights and powers, including, without limitation, voting rights and power, investment power, information rights and rights to receive dividends or distributions, of a shareholder of BFC with respect to any Shares subject to the Options granted hereby until such time, if any, as the Grantee duly exercises the Options to purchase such Shares in accordance with the exercise procedures set forth herein. Subject to the exercise of the Options, all such rights and powers with respect to the Shares shall remain vested in the Grantors. Without limiting the generality of the foregoing, it is expressly understood that each Grantor may, in its sole and absolute discretion, dispose of some or all of the shares of BFC Class B Stock which the Grantor owns as of the date hereof and/or take any and all other actions with respect to the shares, and nothing contained herein shall be deemed to restrict the Grantor’s right to take any such actions. Each Grantor, in its sole and absolute discretion, may, but is under no obligation to, acquire additional shares of BFC Class B Stock following the date hereof. For the avoidance of doubt, the term “Class B Shares” for all purposes of this Agreement shall be deemed to mean the shares of BFC Class B Stock owned by the Grantors at the time of ABL’s death. The Grantors may, in their sole discretion, dispose of and/or acquire shares of BFC Class B Stock following the date hereof. However, each Grantor agrees that he or it shall advise Grantee in writing following any sales or transfers of BFC Class B Stock.

6. ABL Authority. Each of I.R.E. Properties, Florida Partners, Levan Enterprises and Levan BFC Stock Partners hereby grants to ABL the power and authority to act on its behalf with respect to all matters related to this Agreement and the transactions contemplated hereby, including, without limitation, the authority to terminate this Agreement on behalf of all of the Grantors and the authority to agree to and execute amendments, addendums and other modifications to this Agreement on behalf of all of the Grantors.

7. Termination. This Agreement may be terminated by either ABL, on behalf of himself and any or all of the other Grantors in accordance with the authority granted to him pursuant to Section 6, or the Grantee at any time prior to the Shares Option Exercise Commencement Date by delivering written notice of such termination to the other party, at which time this Agreement and the Options shall immediately be deemed terminated without any further action by any party hereto.

8. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of each party shall bind and inure to the benefit of the respective heirs, personal representatives, legal representatives, successors and permitted assigns of such party whether so expressed or not; provided, however, that other than transfers by operation of law, no party may assign, in whole or in part, this Agreement or any right or obligation hereunder, without the prior written consent of ABL, in the case of a proposed assignment by the Grantee, or the Grantee, in the case of a proposed assignment by any Grantor. The parties acknowledge that the Options cannot be exercised prior to the death of ABL and that, until ABL’s death, the Options and this Agreement may be terminated, in whole or in part, by ABL.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received: (a) on the date given if delivered personally; (b) two days after being sent by internationally recognized overnight delivery service; or (c) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested); in the case of each of the foregoing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to ABL or any other Grantor:	Alan B. Levan
401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, Florida 33301

If to the Grantee:	Jarett S. Levan
401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, Florida 33301

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida for all purposes and in all respects, without regard to the conflict of law provisions of such state.

11. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or .pdf signatures.

13. Amendments and Waivers. This Agreement may be amended or modified, in whole or in part, at any time only by a writing signed by the Grantee and ABL, on behalf of himself and all of the other Grantors in accordance with the authority granted to him pursuant to Section 6. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver by any party hereto of any of its rights or remedies under this Agreement shall not constitute a waiver of any of its other rights or remedies hereunder.

14. Severability. If any term or provision of this Agreement is finally deemed by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any party.

15. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

16. Independent Representation. The Grantors, on the one hand, and the Grantee, on the other hand, each acknowledges and represents that they or he has been advised to seek independent legal counsel in connection with the negotiation, preparation, review and execution of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

THE GRANTORS:	THE GRANTEE:

/s/ Alan B. Levan	/s/ Jarett S. Levan
Alan B. Levan	Jarett S. Levan

I.R.E Properties, Inc.,
a Florida corporation

By:	/s/ Alan B. Levan
Name:	Alan B. Levan
Title:	President

Levan Enterprises, Ltd,

a Florida limited partnership

By:	Levan General Corp., a Florida corporation, General Partner

By:	/s/ Alan B. Levan
Name:	Alan B. Levan
Title:	President

Florida Partners Corporation,

a Florida corporation

By:	/s/ Alan B. Levan
Name:	Alan B. Levan
Title:	President

Levan BFC Stock Partners LP,

a Delaware limited partnership

By:	Levan Management LLC, a Delaware limited liability company, General Partner

By:	/s/ Alan B. Levan
Name:	Alan B. Levan
Title:	President